SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.       )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [   ]
Check the appropriate box:
[   ] Preliminary Proxy Statement
[   ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[   ] Definitive Proxy Statement
[   ] Definitive Additional Materials
[X] Soliciting Material under Rule 14a-12

Trust for Professional Managers
 (Name of Registrant as Specified in Its Charter)

(Names of Person(s) Filing Proxy Statement, if other than the Registrant)

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[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

(4)	Proposed maximum aggregate value of transaction:

(5)	Total Fee Paid:

[ ]	Fee paid previously with preliminary materials.

[ ]
Check box if any part of the fee is offset as provided by Exchange Act Rule 0‑11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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September 27, 2017

Dear Client,

As a shareholder of The Jensen Portfolio (doing business as the Jensen Quality Growth Fund) and/or the Jensen Quality Value Fund, you will soon  receive important materials containing proxy statements and details regarding the upcoming special meetings of shareholders. The package includes the following proposals that require shareholder votes:

The Jensen Portfolio

1.	To approve a new Investment Advisory Agreement between Jensen Investment Management, Inc., and The Jensen Portfolio, Inc.

2.	To elect a Board of Directors for The Jensen Portfolio, Inc.

3.	To change the name of the fund from “The Jensen Portfolio (doing business as the Jensen Quality Growth Fund)” to “The Jensen Quality Growth Fund, Inc.”

The Jensen Quality Value Fund

1.	To approve a new Investment Advisory Agreement between Jensen Investment Management, Inc. and the Trust for Professional Managers on behalf of the Jensen Quality Value Fund.

The Boards of both mutual funds recommend a “yes” vote for each proposal.  In accordance with your Investment Management Agreement, we will vote these proxies on your behalf in accordance with the Boards’ recommendations.  If you have no objections, you need do nothing.  If, after review of the proxy materials, you would like to vote your own proxy, please contact me on or before Friday, October 27, 2017.  Your vote will override the vote made by Jensen on your behalf.

To review the proxy statements and associated documents, please refer to the Current Information section of the Jensen mutual funds site:

http://www.jenseninvestment.com/mutualfund/

Thank you for allowing us to be of service and please don’t hesitate to contact us if you have any questions.

Sincerely,

Keith Reiland, Director, Private Client Accounts
Jensen Investment Management